Exhibit 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Updates Actions Taken to Address COVID-19 Pandemic

ATLANTA, April 6, 2020 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today provided an update on actions it is taking to address the COVID-19 outbreak.
“In recent weeks, Carter’s has taken several steps to help address the significant impact of the global pandemic on its customers, employees, and business partners,” said Michael D. Casey, Chairman and Chief Executive Officer. “With the safety of our customers and employees in mind, we have extended the temporary closure of our stores in North America and will reopen them when it is clearly safe to do so. We have strengthened our financial position by reducing inventory receipts, extending payment terms with suppliers and vendors, and implementing thoughtful and necessary cost reductions. With the support of our customers, employees, and business partners, we believe Carter’s will be well-positioned to recover from the significant effects of this health crisis on our business.”
Building on actions previously announced on March 26, 2020, the Company has taken the following steps to address the disruption related to COVID-19:

•
With the extended period for temporary store closures, all store employees were furloughed on April 3, 2020. Compensation payments to the Company’s store employees will resume when its stores reopen and they are able to return to work; employee benefits will continue during the furlough.

•
To support consumer demand for its brands in North America, the Company continues to make its brands available 24/7 online at www.carters.com, www.oshkosh.com, www.skiphop.com, www.cartersoshkosh.ca, and www.carters.com.mx. The Company’s distribution centers continue to operate and fulfill online demand from consumers and its wholesale customers.

•	The Company has provided compensation incentives and implemented workplace safety and health monitoring protocols to support the health and well-being of its distribution center employees.

In response to lower sales related to the global pandemic and extended payment terms by its wholesale customers, the Company has taken the following steps to strengthen its financial position, including:

•	cancellation and significant reduction of inventory commitments;

•	extension of payment terms with suppliers, vendors, and landlords;

•	reduction in planned capital expenditures;

•	temporary salary reductions;

•	furlough and reductions of office-based employees;

•	suspension of merit increases, incentive compensation, and 401(k) matching contributions; and

•	reduction of other variable and discretionary expenses.
The Company is pursuing additional opportunities to further improve its cost structure and financial flexibility in this challenging environment. As additional actions are taken, the Company intends to update stakeholders from time to time as events warrant.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through over 1,100 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws relating to our future performance, including statements with respect to planned store closures and cost cutting strategies. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among those risks are those related to: the effects of the current coronavirus outbreak; financial difficulties for one or more of our major customers; an overall decrease in consumer spending; our products not being accepted in the marketplace; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor; our foreign sourcing arrangements; disruptions in our supply chain; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; and changes in our tax obligations, including additional customs duties or tariffs. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.